Exhibit 99.1
rue21, inc. Announces First Quarter Fiscal 2011 Financial Results
First Quarter 2011 Diluted EPS Increased to $0.38 from $0.23 in Q1 2010
First Quarter Net Sales Increased 25.5% and Comparable Store Sales Increased 5.2%
Management Raises Fiscal 2011 Earnings Guidance
Warrendale, PA —May 26, 2011 — rue21, inc. [NASDAQ: RUE] today announced financial results for the first quarter of fiscal 2011 ended April 30, 2011.
Highlights for the First Quarter of Fiscal 2011:
•	Net sales increased 25.5% to $172.9 million, compared to $137.8 million in the first quarter of fiscal 2010 ended May 1, 2010. Comparable store sales increased by 5.2%, following a 7.7% increase in the first quarter of 2010.

•	During the first quarter of fiscal 2011 the company opened 39 new stores and converted 12 existing stores to the larger etc! format with no store closures compared to opening 31 new stores, 13 conversions and 1 store closure in the first quarter of fiscal 2010. The Company ended the quarter with 677 stores.

•	Gross margin increased 100 bps to 38.9% from 37.9% in the first quarter of 2010.

•	Selling, general and administrative (SG&A) expenses for the first quarter were $45.4 million or 26.2% of sales. This compares to SG&A expenses of $37.3 million or 27.1% of sales in the first quarter of 2010.

•	Operating margin increased to 9.1% for the first quarter of fiscal 2011 compared to 7.2% in the first quarter of fiscal 2010.

•	Net income in the first quarter increased 65.2% to $9.6 million from $5.8 million in the first quarter of 2010.

•	Diluted earnings per share increased to $0.38 in the first quarter of fiscal 2011 compared to diluted earnings per share of $0.23 in the first quarter of fiscal 2010, which included $0.03 per share of non-recurring expenses related to the secondary offering.
Bob Fisch, rue21’s President and CEO, stated: “We are very pleased that we were able to deliver consistent results to our shareholders again this quarter, having achieved strong total net sales and comparable store sales increases as well as margin expansion. I am proud that we continue to achieve solid net income growth each quarter as a public company. We take a prudent approach to the business, we are realistic about our opportunities, and we are focused on delivering our annual and long-term goals.”
Balance sheet highlights for the First Quarter of Fiscal 2011:
•	Cash and cash equivalents increased to $55.6 million as of April 30, 2011, as compared to $27.8 million as of May 1, 2010, with no long-term debt. Cash provided by operating activities was up $8.8 million compared to the first quarter of fiscal 2010.

•	Inventory per square foot at the end of the first quarter 2011 declined 2.9% compared to the first quarter of 2010.
Outlook:
For fiscal 2011, the Company is raising its full year guidance based primarily on first quarter results, and now expects diluted earnings per share to be in the range of $1.50 to $1.54 as compared to $1.21 in fiscal year 2010. This is based on 25.2 million average diluted shares expected for fiscal year 2011 as compared to 25.0 million average diluted shares in fiscal year 2010. For the second quarter, the Company currently expects diluted earnings per share to be in the range of $0.30 to $0.32 as compared to $0.26 in the second quarter of fiscal year 2010. The Company currently expects a low single digit comparable store sales increase in the second quarter of fiscal 2011.
Mr. Fisch added: “We were confident going into the first quarter, and we continue to be confident going into the second quarter. We are improving our inventory management, and finished the quarter with inventory per square foot down 2.9% which puts us in a good position looking forward. We are not expecting to be materially impacted by higher raw material costs over the foreseeable future, and we believe we will again deliver on our goals for the year which include at least 20% earnings growth.”
Conference Call Information:
A conference call to discuss first quarter fiscal 2011 financial results is scheduled for today, May 26, 2011 at 4:30 PM Eastern Time. To participate, dial toll-free (888) 587-0549 or (719) 325-2493 (international). The conference call will also be webcast live at www.rue21.com under the Investor Relations section. A replay of this call will be available on the Investor Relations section of the Company’s website, www.rue21.com, within two hours of the conclusion of the call and will remain on the website for ninety days.
About rue21, inc.
rue21 is a leading specialty apparel retailer offering exclusive branded merchandise and the newest trends at a great value. The Company currently operates 695 stores in 46 states. Learn more at www.rue21.com.
Forward Looking Statements:
Certain statements herein, including statements relating to future store openings and growth strategies, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including the strength of the economy, consumer spending, our ability to effectively identify and respond to changing fashion trends, our ability to compete with other retailers, our strategy and expansion plans, implementation of systems upgrades, reliance on key personnel, trade restrictions, events that may affect our vendors or their ability to finance their operations, availability of suitable new store locations and other factors which are set forth in the Company’s Annual Report on Form 10-K filed March 29, 2011, and in all filings with the SEC made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.
Non-GAAP Financial Measures:
Management has presented its operating results in accordance with accounting principles generally accepted in the United States of America (GAAP) and on an “adjusted” (or non-GAAP) basis for the thirteen weeks ended May 1, 2010. The Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to and facilitates additional analysis by investors. The Company uses these non-GAAP financial measures in connection with assessing its financial performance. These non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in conformity with GAAP. Further, our reconciliations of GAAP to “adjusted” operating results, which are included on the attached tables, are presented to facilitate a reader’s understanding of the impact of the various adjustments to our GAAP operating results, individually and in the aggregate, and are not intended to place any undue prominence on our adjusted operating results.

rue21, inc. and subsidiaries

Consolidated Balance Sheets

	April 30,	January 29,	May 1,
	2011	2011	2010
	(Unaudited)		(Unaudited)
	(in thousands, except per share data)
Assets
Current assets:
Cash and cash equivalents	$55,587	$50,111	$27,785
Accounts receivable	10,340	6,733	7,288
Merchandise inventory, net	105,630	96,051	86,689
Prepaid expenses and other current assets	12,463	10,580	7,609
Deferred tax assets	6,699	5,024	4,335

Total current assets	190,719	168,499	133,706

Property and equipment, net	97,977	91,371	76,718

Other assets	971	921	925

Total assets	$289,667	$260,791	$211,349

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$89,909	$82,075	$74,346
Accrued expenses and other current liabilities	16,416	15,616	13,488
Accrued payroll and related taxes	9,216	12,053	8,222
Deferred rent and tenant allowances, current portion	7,759	7,033	6,088
Accrued income and franchise taxes	8,157	1,999	4,279

Total current liabilities	131,457	118,776	106,423

Non-current liabilities:
Long-term debt	—	—	—
Deferred rent, tenant allowances and other long-term liabilities	40,705	34,235	27,313
Deferred tax liabilities	4,684	5,651	3,677

Total non-current liabilities	45,389	39,886	30,990

Commitments and Contingencies	—	—	—

Stockholders’ equity:

Common stock— par value $0.001 per share; 200,000 shares authorized; 24,394, 24,380 and 24,266 shares issued and outstanding, respectively.	24	24	24
Additional paid in capital	32,626	31,552	27,782
Retained earnings	80,171	70,553	46,130

Total stockholder’s equity	112,821	102,129	73,936

Total liabilities and stockholders’ equity	$289,667	$260,791	$211,349

rue21, inc. and subsidiaries

Consolidated Statements of Income

	Thirteen weeks ended
	April 30,	May 1,
	2011	2010
	(Unaudited)
	(in thousands, except per share data)
Net sales	$172,875	$137,772
Cost of goods sold (includes certain buying, occupancy and distribution center expenses)	105,629	85,541

Gross profit	67,246	52,231

Selling, general, and administrative expense	45,373	37,294
Depreciation and amortization expense	6,103	4,983

Income from operations	15,770	9,954

Interest (income) expense, net	(22)	28

Income before income taxes	15,792	9,926

Provision for income taxes	6,173	4,105

Net income	$9,619	$5,821

Basic income per common share	$0.39	$0.24
Diluted income per common share	$0.38	$0.23

Weighted average basic common shares outstanding	24,383	24,248
Weighted average diluted common shares outstanding	25,063	25,044

rue21, inc. and subsidiaries
Reconciliation of GAAP Earnings to Adjusted Earnings
(In thousands, except per share data)
(Unaudited)

	Thirteen Weeks Ended May 1, 2010
		Secondary offering
	GAAP	costs (1)	As Adjusted
Income from Operations	$9,954	$611	$10,565
Interest (income) expense, net	28		28

Income before income taxes	9,926		10,537
Provision for income taxes	4,105	6	4,111

Net income	$5,821		$6,426

Basic income per common share	$0.24		$0.27
Diluted income per common share	$0.23		$0.26
Weighted average basic common shares outstanding	24,248		24,248
Weighted average diluted common shares outstanding	25,044		25,044

1	Estimated adjusted basic and diluted earnings per common share represents management’s estimate of basic and diluted earnings per common share for the thirteen weeks ended May 1, 2010, before expenses associated with our secondary offering of common stock in March. Adjusted basic and diluted earnings per common share is presented because management believes it is a useful adjunct to basic and diluted earnings per common share under accounting principles generally accepted in the United States since it is a meaningful measure of the Company’s ongoing operating performance excluding the non-recurring costs for our secondary offering of common stock. Adjusted basic and diluted earnings per common share is not a measure of financial performance under accounting principles generally accepted in the United States and should not be considered as an alternative to basic and diluted earnings per common share.
Contact:
Joseph Teklits / Melissa Mackay
ICR, Inc
203-682-8200
jteklits@icrinc.com